Exhibit 4.46

Entrusted Loan Contract

No.: (2021) (Nan Cai Wei Dai) ZI (005)

China Southern Airlines Group Finance Company Limited

Entrusted Loan Contract

No.: (2021) (Nan Cai Wei Dai) ZI (005)

Borrower (Party A): China Southern Airlines Company Limited

Tel: 020-86112423

Address: No. 68 Qixin Road, Bai Yun District, Guangzhou

Fax: 020-86112424

Legal Representative: Ma Xu Lun

Postal Code: 510406

Entrusted Lender (Party B): China Southern Air Holding Company Limited

Tel: 020-86133527

Address: No. 68 Qixin Road, Bai Yun District, Guangzhou

Fax: 020-86123875

Legal Representative: Ma Xu Lun

Postal Code: 510406

Entrustee (Party C): China Southern Airlines Group Finance Company Limited

Tel: 020-86129954

Address: No. 68 Qixin Road, Bai Yun District, Guangzhou

Legal Representative: Xiao Li Xin (肖立新)

Postal Code: 510406

According to Party A’ application, Party B entrusted Party C to release entrusted loans to Party A. Party A, Party B and Party C entered into this Contract after negotiation for each other to comply with.

Section I Amount of Borrowings

Party B entrusted Party C to release loans of (currency) RMB (amount in words) one billion to Party A.

Section II Use of Borrowings

Party A shall apply the borrowings to stabilize the industry chain and supply chain, as well as the fund demand for the Company’s hub construction in Beijing Daxing Airport (including the replacement of the capital invested in the initial stage). Party A warrants that such use is in line with relevant laws, regulations, rules and policies of the country. Without Party B’s consent and written notice to Party C, Party A shall not change the use of borrowings.

Section III Term of Borrowings

The term of borrowings under this Contract shall be 36 months from         to         . After mutual consent, Party A and Party B may early terminate all or part of the entrusted loans.

When the starting date of the borrowings under this Contract is inconsistent with the date of the transfer voucher in which Party C actually releases the entrusted loans, the transfer voucher date of releasing loans in the operation system of Party C shall prevail, and the above prescribed maturity date of borrowings shall make corresponding adjustment. The transfer voucher constitutes an integral part of this Contract and shall have the same legal effect with this Contract.

Section IV Interest Rate, Calculation and Settlement of Interest of Loans

I. The interest rate of the entrusted loans under this Contract is (I) below:

(I) Fixed rate of 3.85% based on the LPR announced on 20 April 2021, and the rate will not change during the term of Contract.

(II) Float rate, float cycle and the rate will be :             /             .

II. The calculation and settlement of interest for the entrusted loans hereunder shall be (I) below:

(I) The interest shall be settled quarterly, with the 20th of the month at the end of each quarter being the interest settlement day and the 21th being the interest payment day.

(II) The interest shall be settled monthly, with the 20th of each month being the interest settlement day and the 21th being the interest payment day.

Where the last repayment day of the principal of borrowings does not fall on the interest payment day as prescribed in (I), (II) above, the last repayment day of the principal of borrowings shall be the interest payment day, and Party A shall settle all the interest payable.

Section V Delivery of Entrusted Funds and Release of Loans

I. Party B shall open a capital account for the entrusted loans specially used for entrusted loans.

II. Party B shall place adequate entrusted funds in the capital account for the entrusted loans opened with Party C before the date of releasing loans as specified in the Application for the Withdrawal of Entrusted Loans. On the basis of satisfying the preconditions for releasing entrusted loans in article III of this section, Party C shall release the entrusted loans to Party A in one working day upon the receipt of the entrusted loans from Party B.

III. Preconditions for releasing entrusted loans:

(I) Party C has received the entrusted loans and it has not been seized, frozen or deducted by competent authorities;

(II) Party C has received the Application for Entrusted Loans from Party A and Party B;

(III) Party C has received the Application for the Withdrawal of Entrusted Loans with Party A and Party B’s confirmation by signatures;

(IV) Both Party A and Party B have not violated any provisions herein;

(V) Other conditions:

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IV. Party C is entitled to refuse to release of entrusted loans where the amount of entrusted funds actually delivered by Party B is less than that agreed to release. However, if Party B expressly instructs Party C in the Application for the Withdrawal of Entrusted Loans to release the entrusted loans as actually delivered, Party C may release the amount as actually delivered, and Party A shall not propose disagreement in this regard.

V. If Party C fails to release the loans as prescribed herein for Party B’s reason, Party B shall bear liabilities to Party A solely, and Party C shall not bear any liabilities.

Section VI Repayment of Principal and Interest

I. Repayment principle

Unless Party A and Party B otherwise reach to a written agreement and inform Party C with written notice, the repayment of Party A under this Contract shall follow the principle of interest first, interest paying together with principal .

II. Payment of interest

Party A shall pay the interest due to Party B through Party C on interest settlement day. The first interest payment day shall be the first interest settlement day after the release of loans. Upon the repayment of last loans, the interest will be paid together with principal.

III. Repayment of principal

Party A shall repay the principal and interest of loans in one lump sum on the repayment day as prescribed in section III herein.

If there is any adjustment to the repayment plan, Party A and Party B shall otherwise reach to a written agreement and notice Party C in a written form.

IV. Methods of repaying principal and paying interest

All the repayment from Party A to Party B shall be made through Party C and shall not repay to Party B directly.

Party A shall prepare adequate amount payable for the period in the account opened with Party C before repayment day and interest payment day prescribed herein and Party C will deduct automatically from that account.

Party C shall transfer the amounts to Party B’s deposit account opened with Party C in one working day upon receipt of Party A’s repayment.

Party C shall inform Party B in written notice if Party A fails to pay the principal and interest of the entrusted loans on time.

V. Early repayment

Party A may make early repayment of the whole or part of principal and interest of loans.

If Party A makes early repayment of principal, the interest shall be calculated according to the actual period for using loans at the lending rate as agreed herein.

For loans repaid in advance, Party C will not return the charges of the entrusted loans received.

Section VII Charges and Other Expenses

I． Charges under this Contract shall be paid by Party B.

II. The paying party shall pay the full charges of the entrusted loans to Party B on time according to the provision of this section regardless of whether Party A repay on time the principal, interest of loans or whether it has any other default behaviours. If the borrowing relationship between Party A and Party B or the entrustment relationship between Party B and Party C invalid, the charges received by Party C shall not return, and the paying party shall still be liable to the outstanding payable charges.

III. Specific standards of charges and the time and methods of payment:

On the date of releasing the entrusted loans, Party C shall deducted charges in one lump sum at ten thousandth of the principal of the entrusted loans                      (value-added tax inclusive) in the account opened with Party C.

Section VIII Party A’s Rights and Obligations

I. Party A’s rights

(I) Party A is entitled to request Party B to notice Party C to release the entrusted loans according to the provisions hereof.

(II) Party A is entitled to use the borrowings for the purposes agreed herein.

(III) By satisfying the conditions stipulated by Party B, Party A is entitled to initiate an application to Party B for extending the loans. Upon agreed by Party B and Party C, Party A, Party B and Party C may enter into an extension agreement.

(IV) Party A is entitled to request Party B, Party C to keep confidential for the relevant information provided by Party A, except as otherwise provided by laws, regulations, rules or this Contract.

II. Party A’s obligations

(I) Party A shall use the borrowings for the purposes stipulated herein, and shall not embezzle, misappropriate borrowings. For Party B’s check and monitoring on the use of borrowings hereunder, Party A shall cooperate proactively and provide financial and accounting information, production and operation information as well as other materials and information as required by Party B, and ensure the materials, information provided are true, complete and effective.

(II) Party A shall give a written notice to Party B immediately when any of the followings happens:

1. Party A incurs contracting, custody (handover), lease, joint-stock reform, investment, joint operation, consolidation, merger, acquisition, restructuring, division, joint stock, subject of application for suspending business for rectification, application for dissolution, being cancelled, (being) filed for bankruptcy, changes of controlling shareholders/ de facto controller or transfer of material assets, suspension of production, discontinuation of business, subject of heavy penalty imposed by competent authorities, subject of cancellation of registration, subject of revocation of business license, involvement of material legal disputes, severe difficulties in production and operation or deterioration of financial position, inability of legal representative or main officers in properly performing its duties;

2. Party A incurs change of name, legal representative (person in charge), address, operation scope, registered capital or articles of association and other business registration matters.

(III) Other obligations under this Contract.

Section IX Party B’s Rights and Obligations

I. As the lender under this Contract, Party B enjoys all the rights and interest of a lender, and bears all the obligations, liabilities and risks ought to be borne by a lender. Party C shall not bear any loan risk.

II. Party B shall ensure the source of entrusted funds comply with laws and regulations and Party B shall be entitled to use it at its own disposal, and provide Party C the entrusted funds in a timely manner under the Contract.

III． Party B shall decide Party A as the borrower of the entrusted loans at its own discretion, and shall conduct independent review to the feasibility, legal compliance of loans, the credit status, repayment capacity, performance capacity of Party A and / or guarantor, and make independent judgment, and assume independently the risk as to Party A’s credit as well as the risk of not being able to recover the loan in full and on time.

IV. After releasing the entrusted loans, the status of using borrowings by Party A shall be under continuous supervision, the operation, financial condition and repayment capacity of Party A shall be paid continuous attention, and proper measures shall be taken when Party A occurs any circumstance that may affects Party B’s realization of creditor’s rights. Party B shall understand and agree that Party C shall not have above obligations.

V. Party B’s liability to Party C hereunder shall not be affected whether or not Party A repay the principal and interest of loans, whether or not there is breach or default behavior, whether or not the borrowing relationship is valid.

VI. Party B is entitled to check, monitor the use of borrowings by Party A, and request Party A to provide financial and accounting information as well as information of production and operating condition, and keep confidential to the above information, except that as otherwise demanded by laws, regulations and rules or competent authorities.

VII. Party B shall collect the entrusted loans promptly upon due and shall promptly initiate a lawsuit to Party A, guarantor, apply for execution, declare bankruptcy and take other relief measures as permitted by law, and shall not request Party C to bear responsibilities for the reason that Party C is liable to assist the collection of loans.

VIII. Party B’s instruction to Party C shall be in time, clear, complete, consistent, in line with laws and the provisions herein, otherwise Party B shall have the right to refuse to perform, and the consequences resulted therefrom shall be borne by Party B. For any behaviour conducted by Party C at Party B’s instruction, Party B shall bear all the legal effect.

IX. Party B shall not request Party C to issue any deposit certificate in any form in respect of the entrusted loans. Even if Party C issues any deposit certificate in any form in respect of the entrusted loans to Party B, Party B shall not transfer, pledge or take any other action against it, and shall return the above deposit certificate to Party C before Party C release the entrusted loans to Party A, and shall not request Party C to make payment or bear any legal responsibilities with the deposit certificate as a reason.

X. Other rights and obligations of Party B hereunder.

Section X Rights and Obligations of Party C

I. Party C shall assist Party B to monitor whether Party A uses the borrowings for the purposes as agreed.

II. Party C shall be entitled to report to Party B the information of Party A in respect of the entrusted loans and Party A’s deposits, loans, settlement and other situations with Party C.

III. Party C shall not bear any liabilities as to any dispute between Party B and Party A or any default behaviour.

IV. Party C shall help Party B to collect the entrusted loans according to the following provisions:

(I) When Party A make full repayment on time upon the maturity of the principal of the entrusted loans, Party B shall transfer the amount into Party B’s account in accordance with normal procedures and notice Party B in a timely manner. When Party A fails to make full repayment on time, Party C shall give a written notice to Party B in respect of the overdue situation, and make a demand to Party A in relation to the loans in one month. Party C’s obligation to help Party B to collect the overdue entrusted loans shall have been fulfilled only if Party C gives a written notice for demanding the loans. The obligation of Party C to help the collection shall be deemed to have been fulfilled only if there is evidence to that effect if Party C demands the repayment by other ways.

(II) When Party A fails to make full repayment on time upon the maturity of all the principal of loans, Party B shall otherwise enter into a written entrustment agreement if Party B still wants to entrust Party C to help to collect the entrusted loans. If both parties have not entered into a written entrustment agreement within one month from the date of all the principal of loans becoming due, all the obligations of Party C hereunder shall terminate automatically, and Party C shall be entitled to write off the account relating to the entrusted loans hereunder.

V. Party C is not liable to participate in the lawsuits, arbitrations, bankruptcy proceedings in relation to the entrusted loans and its guarantees, and is not liable to dispose the pledged assets for Party B.

Section XI Default Liabilities

I. Party A’s default circumstances and default liabilities

(I) Default circumstances of Party A:

1. Breach of any provision of this Contract;

2. Circumstances that Party B considers may affect the realization of creditor’s right.

(II) Party A’s default liabilities:

If any of the above default circumstances occurs, Party B may take one or more of the following relief measures:

1. Request Party A to rectify the default behaviours within prescribed period;

2. Notice Party C to suspend the transfer of the outstanding loans;

3. Charge default interest pursuant to this Contract (if any);

4. Declare that all the principal and interest of the borrowings hereunder shall be due immediately and request Party A to make immediate repayment;

5. Other relief measures as permitted by law.

II. Party B’s default circumstances and default liabilities

(I) Default circumstances of Party B:

1. Fails to deliver the entrusted loans to Party C in full and on time; or the entrusted loans fails to be released as agreed under the Contract for Party B’s other reasons;

2. The source of the entrusted loans is not in compliance with laws or regulations, or any of the statements and guarantees made hereunder is not true, accurate, or complete;

3. Party B fails to pay the charges of the entrusted loans to Party C in full and on time as agreed hereunder;

4. Party B breaches any other provisions hereunder.

(II) Party B’s default liabilities:

1. For Party B’s breaches, Party A shall be entitled to request Party B to rectify within prescribed period, demand Party B to reimburse the loss and / or take other relief measures.

2. Party C shall be entitled to take one or more of the following relief measures:

(1) Request Party B to rectify the breaches within prescribed period;

(2) Refuse to handle the entrusted loan business for Party B;

(3) Deduct the charges owed by Party B directly;

(4) Request Party B to reimburse the loss;

(5) Relieve the entrustment relationship between Party B and Party C;

(6) Other relief measures as permitted by law.

III. Party C’s default circumstances and default liabilities:

(I) Upon Party B delivered the entrusted loans to Party C according to the provisions hereunder, Party C shall have no justified reasons to delay the transfer of entrusted loans to Party A, and Party B shall be entitled to request Party C to make the transfer immediately.

(II) As a result that Party C fails to perform the obligation of assisting in the collection of loans under this Contract, which results in Party B’s failure to recover the principal and interest of loans in a timely manner and that Party B has no fault, Party C shall bear corresponding liabilities to the direct loss of Party B according to the extent of error.

Section XII Miscellaneous Clauses

I. Consequences of invalidity and cancellation of this Contract

In the circumstances that the entrustment relationship and / or borrowing relationship hereunder are / is deemed invalid or cancelled according to law, it shall be handled according to the followings:

(I) Party C shall not bear any legal responsibilities when the entrustment relationship between Party B and Party C is valid, but the borrowing relationship between Party A and Party B is invalid and cancelled, meanwhile:

1. If Party C has not delivered the entrusted funds to Party A, Party C shall return the entrusted funds to Party B without paying interest;

2. If Party C has delivered the entrusted funds to Party A, Party B shall directly request Party A to return the entrusted funds, and Party C shall bear no responsibility for Party B’s loss;

3. For third party’s loss if any, Party A and Party B shall share the legal responsibilities for each other’s fault, and Party C shall bear no responsibility.

(II) If the entrustment relationship is invalid or cancelled, but the borrowing relationship is valid, the following provisions shall apply：

1. If Party C has not delivered the entrusted funds to Party A, Party C shall return the entrusted funds to Party B without paying interest;

2. If Party C has delivered the entrusted funds to Party A, Party A and Party B shall negotiate to handle the entrusted funds according to law, and Party C shall bear no responsibility.

(III) If the entrustment relationship is invalid or cancelled, and the borrowing relationship is also invalid and cancelled, the following provisions shall apply:

1. If Party C has not delivered the entrusted funds to Party A, Party C shall return the entrusted funds to Party B without paying interest;

2. If Party C has delivered the entrusted funds to Party A, Party B shall directly request Party A to return the entrusted funds, and Party C shall bear no responsibility for Party B’s loss;

3. For third party’s loss if any, Party A and Party B shall share the legal responsibilities for each other’s fault, and Party C shall bear no responsibility.

II. Party B shall monitor and inspect Party A at its own discretion, and shall obtain Party A’s information by other channels instead of relying on Party C. Party C may report to Party B in respect of Party A’s information known by it on its own initiative, but it take no responsibility as to the timeliness, trueness, completeness, accuracy and validity of the information reported.

III. Party C’s rights enjoyed under laws or provisions herein shall not be explained as Party C’s obligations. If Party C has not immediately exercised or waiver the rights, Party A and Party B shall not request Party C to bear any legal responsibility in this regard.

IV. The Application for the Withdrawal of the Entrusted Loans, transfer certificate and other documentary certificate relating to this Contract shall be an integral part of this Contract.

V. This Contract is made in six counterparts with Party A, B and C holding two counterparts.

VI. Other clauses as agreed by both parties:

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VII. Solutions for contract disputes

Dispute occurs in the course of performing this Contract may be solved by negotiation. If negotiation fails, it shall be solved by (I) below:

(I) Initiate a lawsuit to the People’s court where Party C domiciled.

(II) Filed to     /                arbitration committee (place of arbitration /        ). Arbitration shall be conducted in accordance with the currently effective arbitration rules of the committee at the time applying for arbitration. The arbitration decision shall be final and binding on both parties.

During the period of litigation or arbitration, the clauses of this Contract irrelevant to the disputes shall still be performed.

VIII. Taking effect of the Contract

This Contract shall take effect upon the signature and sealing by the legal reprehensive or authorized agents of Party A, Party B and Party C.

Party A: (common seal)

Legal representative or authorized agent (signature):        day         month                 year

Party B: (common seal)

Legal representative or authorized agent (signature):        day        month                year

Party C: (common seal)

Legal representative or authorized agent (signature):        day        month                year